Exhibit 10.5

FIRST AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

(Chief Data Officer)

This First Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into on July 1, 2018 and is effective as of July 1, 2018 (the “Effective Date”), by and between Grand Canyon Education, Inc., a Delaware corporation (the “Company”), and Dilek Marsh (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement dated August 16, 2012 and effective July 30, 2012 (as amended, the “Original Agreement”), and Executive has been employed with the Company since that time; and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement through the execution and delivery of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Employment. The Company desires to continue to employ Executive, and Executive desires to continue such employment, upon the terms and conditions set forth herein.

2.    Duties.

2.1    Position. Executive is employed as Chief Data Officer and shall have the duties and responsibilities reasonably assigned to Executive from time to time by the Company’s Chief Executive Officer (“CEO”) or Board of Directors (the “Board”). Executive shall perform faithfully and diligently all duties assigned to Executive. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, except that any material diminution in Executive’s duties shall be subject to Section 7.3(ii).

2.2    Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of the Company in the performance of duties assigned to Executive under this Agreement, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times in the performance of duties assigned to Executive under this Agreement. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the Board and CEO in advance of Executive’s intent to engage in other paid work and receives the Board’s and CEO’s express written consent to do so. Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for corporate, civic, nonprofit or charitable entities, so long as Executive obtains the consent of the Board and provided such entities are not competitive with the Company and subject to the provisions of Section 9.

2.3    Work Location. Executive’s principal place of work shall be located in Phoenix, Arizona, or such other location as the Company may direct from time to time.

3.    Term.

3.1    Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date and continuing for a period of five (5) years following such date (the “Initial Term”), unless sooner terminated in accordance with Section 7.

3.2    Renewal. Upon expiration of the Initial Term and each Renewal Term, this Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) unless either party provides ninety (90) days’ advance written notice to the other that the Company or Executive does not wish to renew the Agreement for a subsequent Renewal Term. In the event either party gives notice of nonrenewal pursuant to this Section 3.2, this Agreement will expire at the end of the then current term. The Initial Term and each subsequent Renewal Term are referred to collectively as the “Term”.

4.    Compensation.

4.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, effective beginning on the Effective Date the Company shall pay to Executive an initial Base Salary at the rate of Two-Hundred Fifty-Three Thousand One Hundred Eight-Five and 48/100 Dollars ($253,185.48) per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and adjustments, if any, will be made at that time. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination, except as otherwise set forth herein..

4.2    Incentive Compensation. Executive will be eligible to earn incentive compensation in the form of an annual bonus for each fiscal year of the Company, to be awarded under the Company’s annual cash incentive plan as then in effect, with a target amount equal to Ninety Thousand Dollars ($90,000.00) of Executive’s Base Salary (the “Target Bonus”). Executive’s Target Bonus shall be reviewed annually by the Compensation Committee and adjustments, if any, will be made at that time The Compensation Committee will determine the actual amount of the bonus earned by Executive for any year, which may be more or less than the Target Bonus, and will base such determination upon both the Company’s achievement of overall performance metrics for the year and Executive’s achievement of individual performance metrics as agreed upon by the Compensation Committee and Executive. Earned bonus amounts, if any, shall be paid within two and one-half months following the end of the applicable Company fiscal year.

4.3    Equity Awards. Executive will be eligible to receive stock, option or other equity awards (each, an “Equity Award”) under the Company’s applicable equity incentive plan as then in effect (the “Plan”), as determined by the Compensation Committee. Any such Equity Award will be subject to the terms and conditions of the Plan and an applicable form of agreement for such Equity Award specified by the Compensation Committee, which Executive will be required to sign as a condition of retaining the Equity Award.

5.    Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to senior management of the Company, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.    Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive, and (c) not be subject to liquidation or exchange for another benefit.

7.    Termination of Executive’s Employment.

7.1    Termination for Cause by Company. Although the Company anticipates the continuation of a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of the Company; (b) Executive’s material breach of this Agreement, including, without limitation, any breach of Section 8, Section 9 or Section 11; (c) Executive’s breach of the Company’s Employee Nondisclosure and Assignment Agreement (a signed copy of which was delivered to the Company with the Original Agreement) (the “Nondisclosure Agreement”); (d) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (e) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board, provided that Executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of the Board within thirty (30) days following receipt of such written notice, unless Executive’s action or omission is not subject to cure, in which case no such notice shall be required, or (g) Executive’s death. In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of Executive’s termination of employment with the Company (the “Termination Date”), and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished as of the Termination Date, but will be subject to the surviving provisions of this Agreement set forth in Section 14.8. Executive will not be entitled to receive the Severance Package described in Section 7.2. Any termination pursuant to this Section 7.1 shall be evidenced by a resolution or written consent of the Board, and the Company shall provide Executive with a copy of such resolution or written consent, certified by the Secretary of the Company, upon Executive’s written request.

7.2    Termination Without Cause by Company. The Company may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. In addition, subject to Sections 7.7 and 7.9, Executive will be entitled to receive a “Severance Package” that shall consist of:

(a)    severance in an amount equal to the sum of (i) twelve (12) months of Executive’s Base Salary then in effect on the Termination Date, and (ii) 100% of Executive’s Target Bonus for the fiscal year in which the Termination Date occurs, with the total of such amounts to be payable over twelve (12) months in equal installments in accordance with the Company’s regular payroll cycle, commencing with the first payroll date occurring on or after the 60th day following the Termination Date;

(b)    payment by the Company of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period (the “COBRA Payment Period”) ending on the earlier of (i) twelve (12) months following the Termination Date or (ii) the date on which Executive becomes eligible for health coverage through another employer, provided in any event that Executive timely elects to continue and remains eligible for these benefits under COBRA; and

(c)    acceleration of the vesting of any outstanding time-based Equity Awards to the extent that such Equity Awards would have vested in accordance with their terms had Executive’s employment with the Company continued uninterrupted until the first anniversary of the Termination Date.

Notwithstanding Section 7.2(b), if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment,” which shall be treated as part of the Severance Package), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. All other Company obligations to Executive will be automatically terminated and completely extinguished, but will be subject to the surviving provisions of this Agreement set forth in Section 14.8.

7.3    Voluntary Resignation by Executive for Good Reason. Executive may voluntarily resign Executive’s position with the Company for Good Reason at any time on thirty (30) days’ advance written notice to the Company. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. In addition, subject to Sections 7.7 and 7.9, Executive will be entitled to receive the Severance Package described in Section 7.2. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished, but will be subject to the surviving provisions of this Agreement set forth in Section 14.8. Executive will be deemed to have resigned for Good Reason if Executive voluntarily terminates Executive’s employment with the Company within ninety (90) days following the first occurrence of a condition constituting Good Reason. “Good Reason” means the occurrence of any of the following conditions without Executive’s written consent, which condition(s) remain(s) in effect thirty (30) days after Executive provides written notice to the Company of such condition(s): (i) a material reduction in Executive’s Base Salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (ii) a material diminution in Executive’s authority, duties or responsibilities as an employee of the Company as they existed prior to such change, or (iii) a relocation of Executive’s principal place of work which increases Executive’s one-way commute distance by more than fifty (50) miles. Executive will be deemed to have given consent to any condition(s) described in this Section 7.3 if Executive does not provide written notice to the Company of Executive’s intent to exercise Executive’s rights pursuant to this Section within thirty (30) days following the first occurrence of such condition(s).

7.4    Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with the Company without Good Reason at any time on thirty (30) days’ advance written notice to the Company. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in Section 7.2, but will be subject to the surviving provisions of this Agreement set forth in Section 14.8.

7.5    Termination After a Change in Control.

(a)    Severance Payment; Equity Award Acceleration. If, upon or within twelve (12) months after a Change in Control (as that term is defined below), Executive’s employment is terminated by the Company other than for Cause (as defined in Section 7.1) or Executive resigns for Good Reason (as defined in Section 7.3), then Executive shall be entitled to receive Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. In addition, subject to Sections 7.7 and 7.9, Executive will be entitled to receive (i) the Severance Package described in Section 7.2 and (ii) to the extent not yet vested, but subject to the terms of any agreement governing any such Equity Award, any outstanding Equity Awards granted to Executive by the Company shall vest in full as of the Termination Date. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished as of the Termination Date, but will be subject to the surviving provisions of this Agreement set forth in Section 14.8.

(b)    Parachute Payments.

(i)    Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section will be made in the following order: (A) reduction of cash payments; (B) reduction of accelerated vesting of Equity Awards other than stock options; (C) reduction of accelerated vesting of stock options; and (D) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards. If two or more Equity Awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(ii)    The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by the tax firm required to be made by this Section. The Company and Executive shall furnish the tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

(c)    Change in Control. A Change in Control is defined as any one of the following occurrences:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition of securities by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition of securities directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition of securities by the Company, (D) any acquisition of securities by a trustee or other fiduciary under an employee benefit plan of the Company, or (E) any acquisition of securities by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)    the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition to one or more subsidiaries of the Company), or any transaction having similar effect is consummated; or

(iii)    the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)    the dissolution or liquidation of the Company.

7.6    Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent term in accordance with Section 3.2, this Agreement will expire automatically upon completion of the then effective Term, and Executive’s employment with the Company will thereupon terminate. Executive will be entitled to receive only Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in Section 7.2, but will be subject to the surviving provisions of this Agreement as set forth in Section 14.8.

7.7    Conditions to Severance Package. Executive will only be entitled to receive the Severance Package if, on or before the 60th day following the Termination Date, Executive executes a full general release, releasing all claims, known or unknown, that Executive may have against the Company and its officers, directors, employees and affiliated companies arising out of or any way related to Executive’s employment or termination of employment with the Company, and the period for revocation, if any, of such release has lapsed without the release having been revoked. In the event that Executive breaches any of the covenants contained in Sections 9 (“Other Covenants”), 10 (“Confidentiality and Proprietary Rights”) or 11 (“Non-Competition; Nonsolicitation of Company Employees”), the Company shall have the right to (a) terminate further provision of any portion of the Severance Package not yet paid or provided, (b) seek reimbursement from Executive for any and all portions of the Severance Package previously paid or provided to Executive, (c) recover from Executive all shares of Company stock acquired by Executive pursuant to Equity Awards the vesting of which was accelerated by reason of the Severance Package (or the proceeds therefrom, reduced by any exercise or pursuant price paid to acquire such shares), and (d) immediately cancel all portions of Equity Awards the vesting of which was accelerated by reason of the Severance Package.

7.8    Resignation of Board or Other Positions. Executive agrees that should Executive’s employment terminate for any reason, Executive will immediately resign all other positions (including board membership) Executive may hold on behalf of the Company.

7.9    Application of Section 409A.

(a)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section 7.9(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)    It is the intent of the Company and Executive that any right of Executive to receive installment payments hereunder shall, for all purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

(c)    The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

8.    No Violation of Rights of Third Parties. Executive represents and warrants to the Company that Executive is not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent Executive from complying with, this Agreement. Executive further represents and warrants to the Company that Executive’s performance of all of the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence any proprietary information, knowledge, or data acquired by Executive in confidence or trust prior to Executive’s employment with the Company. Executive acknowledges and agrees that the representations and warranties in this Section 8 are a material part of this Agreement.

9.    Other Covenants. Executive hereby makes the following covenants, each of which Executive acknowledges and agrees are a material part of this Agreement:

9.1    During the Term, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company, or (b) disclose to the Company, or use or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Executive acknowledges that the Company has specifically instructed Executive not to breach any such agreement or make any such disclosures to the Company.

9.2    During the Term, Executive will not engage in any work or activity, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the Term, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the Term, the Company may ask Executive to choose to discontinue the other work or activity or resign employment with the Company.

9.3    During the Term and after the termination thereof, neither Executive nor the Company will disparage each other, or the Company’s products, services, agents or employees.

9.4    During the Term and after the termination thereof, at the Company’s expense and upon its reasonable request, Executive will cooperate and assist the Company in its defense or prosecution of any disputes, differences, grievances, claims, charges, or complaints between the Company and any third party, which assistance will include testifying on the Company’s behalf in connection with any such matter or performing any other task reasonably requested by the Company in connection therewith.

10.    Confidentiality and Proprietary Rights. Executive agrees to continue to abide by the Nondisclosure Agreement, which is incorporated herein by reference.

11.    Non-Competition; Nonsolicitation of Company’s Employees. Executive acknowledges that in the course of his employment with the Company he will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other confidential and proprietary information and that his services will be of special, unique and extraordinary value to the Company. Executive further acknowledges that the Company’s business is national in scope and that the Company, in the course of such business competes with other companies located throughout the United States. Therefore, in consideration of the foregoing, Executive agrees that, during the Term, and during the twelve-month (12) month period following the Term, Executive shall not directly or indirectly anywhere within the United States of America (a) own (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in the operation of (i) a post-secondary education institution, (ii) any business that develops or administers services to degree-granting institutions of higher education, or (iii) any other business of the Company in which Executive had significant involvement prior to Executive’s separation; (b) solicit funds on behalf of, or for the benefit of, any for-profit, post-secondary education institution (other than the Company) or any other entity that competes with the Company; (c) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (d) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee or business relation and the Company.

12.    Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9, 10 and 11 hereof (collectively “Covenants”) would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security in addition to any other relief to which the Company may be entitled and other remedies Company may exercise under this Agreement or otherwise.

13.    Insurance; Indemnification.

13.1    During the Term, Executive will be covered by the Company’s director and officer insurance policy to the same extent as all other senior executive officers of the Company.

13.2    Following the execution of this Agreement, the director and officer indemnification agreement executed by the Company and Executive will continue in effect in accordance with its terms.

14.    General Provisions.

14.1    Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

14.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3    Attorneys’ Fees. In the event of a dispute involving the interpretation or enforcement of this Agreement, a court shall award attorneys’ fees and costs to the prevailing party.

14.4    Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.6    Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the state or federal courts in Phoenix, Arizona shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement or Executive’s employment with the Company.

14.7    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

14.8    Survival. Sections 9 (“Other Covenants”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Non-Competition; Nonsolicitation of Company’s Employees”), 12 (“Injunctive Relief”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive termination of Executive’s employment with the Company.

15.    Entire Agreement. This Agreement, including the Nondisclosure Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: July 1, 2018	By:	/s/ Dilek Marsh

Name:	Dilek Marsh

Address:

GRAND CANYON EDUCATION, INC.

Dated: July 1, 2018	By:	/s/ Brian E. Mueller

Name: Title:	Brian E. Mueller Chairman and CEO

Address:	2600 West Camelback Road
Phoenix, Arizona 85017